Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2020 Results

Second Quarter Key Metrics From Continuing Operations
•Total revenue decreased 4% to $2.5 billion, including organic revenue decline of 1%
•Operating margin increased to 23.8%, and operating margin, adjusted for certain items, increased 240 basis points to 26.8%
•EPS increased to $1.70, and EPS, adjusted for certain items, increased 5% to $1.96
•For the first six months of 2020, cash flows from operations increased $858 million to $1,219 million, and free cash flow increased $875 million to $1,130 million

Second Quarter Highlights
•Filed the joint definitive proxy in connection with the pending combination with Willis Towers Watson and will hold the shareholder vote on August 26, 2020
•Issued $1 billion of senior notes, substantially improving liquidity, and used a portion of the proceeds to pay down term debt set to mature in the third quarter
•Announced the launch of our new Pooled Employer Plan, utilizing investment expertise to help create higher performing, more efficient 401(k) plans
•Established the Work, Travel & Convene Coalition in Chicago, New York, London, and Singapore, leveraging our data and tools to step forward as a leader supporting economic recovery in cities around the world

DUBLIN - July 31, 2020 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2020.

Net income from continuing operations attributable to Aon shareholders was $397 million, or $1.70 per share, compared to $277 million, or $1.14 per share, in the prior year period. Net income per share from continuing operations attributable to Aon shareholders, adjusted for certain items, increased 5% to $1.96, including an unfavorable impact of $0.01 per share if the Company were to translate prior year period results at current period foreign exchange rates (“foreign currency translation”), compared to $1.87 in the prior year period. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

“Our second quarter results reflect the resiliency of our business, the efficiency of our operations and the dedicated client service of our 50,000 colleagues around the world. We delivered strong results including 240 basis points of operating margin expansion in the quarter and free cash flow of $1.1 billion, up $875 million from the first half last year,” said Greg Case, Chief Executive Officer. “We are living in a time of increasing economic and geopolitical volatility - as evidenced by the COVID-19 pandemic and broader social injustice and unrest - which demands action within our firm and on behalf of clients. Our Aon United strategy has proven essential to delivering more relevant solutions today, and our combination with Willis Towers Watson will accelerate innovation and strengthen capability to meet the evolving, long-term challenges our clients will face in the future.”

SECOND QUARTER 2020 FINANCIAL SUMMARY
The second quarter 2020 financial results discussed herein represent performance from continuing operations unless otherwise noted. The second quarter 2020 financial results are not necessarily indicative of results that may be expected for the full year or any future period, particularly in light of the continuing effect of and uncertainty in connection with the COVID-19 pandemic.

Total revenue in the second quarter decreased 4% to $2.5 billion compared to the prior year period driven by a 2% unfavorable impact from foreign currency translation, organic revenue decline of 1%, and a 1% unfavorable impact from fiduciary investment income.

Total operating expenses in the second quarter decreased 13% to $1.9 billion compared to the prior year period due primarily to a $127 million decrease in restructuring charges, a $53 million favorable impact from foreign currency translation, a $35 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the quarter, and a temporary reduction and deferral of certain discretionary expenses in an effort to proactively manage liquidity due to uncertainty surrounding COVID-19 and its impact on the Company, partially offset by $18 million of transaction costs related to the pending combination with Willis Towers Watson.

Foreign currency exchange rates in the second quarter had an immaterial impact on U.S. GAAP net income and a $3 million, or $0.01 per share, unfavorable impact on adjusted net income if the Company were to translate prior year period results at current quarter foreign exchange rates. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.02 per share in each of the third and fourth quarters of 2020.

Effective tax rate used in the Company’s U.S. GAAP financial statements in the second quarter was 17.2%, compared to 16.3% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the second quarter of 2020 decreased to 17.5% compared to 18.0% in the prior year period, primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. The adjusted effective tax rate in the prior year period included a net favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 233.6 million in the second quarter compared to 242.8 million in the prior year period. The Company did not repurchase any Class A Ordinary Shares in the quarter. As of June 30, 2020, the Company had $1.6 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2020 CASH FLOW SUMMARY
Cash flows provided by operations for the first six months of 2020 increased $858 million to $1,219 million compared to the prior year period, and includes near-term actions taken to improve working capital in an effort to proactively manage liquidity due to uncertainty surrounding COVID-19 and its impact on the Company, the impact of temporary salary reductions, for which the amounts withheld will be paid in the third quarter, a decrease in restructuring cash outlays, and strong operational improvement.

Free cash flow, defined as cash flows from operations less capital expenditures, increased $875 million, to $1,130 million for the first six months of 2020 compared to the prior year period, reflecting an increase in cash flows from operations and a $17 million decrease in capital expenditures.

SECOND QUARTER 2020 REVENUE REVIEW
The second quarter revenue reviews provided below include supplemental information related to organic revenue growth (decline), which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Decline) and Free Cash Flow” on page 9 of this press release.

	Three Months Ended June 30,
(millions)	2020	2019	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline)
Revenue
Commercial Risk Solutions	$1,126	$1,167	(4)%	(2)%	(1)%	(2)%	1%
Reinsurance Solutions	448	420	7	—	(1)	(1)	9
Retirement Solutions	393	419	(6)	(2)	—	(3)	(1)
Health Solutions	258	317	(19)	(4)	—	3	(18)
Data & Analytic Services	274	286	(4)	(2)	—	6	(8)
Elimination	(2)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,497	$2,606	(4)%	(2)%	(1)%	—%	(1)%

Total revenue decreased $109 million, or 4%, to $2,497 million compared to the prior year period, including organic revenue decline of 1%, reflecting a decline in the more discretionary portions of our business, partially offset by strength in our core business.

Commercial Risk Solutions organic revenue growth of 1% was driven by growth across most major geographies, including modest growth in the U.S. and EMEA and double-digit growth in Latin America and Asia, driven by strong retention and management of the renewal book portfolio, partially offset by a decline in the Pacific region. Results also include a decline in the more discretionary portions of our book as a result of COVID-19, including transaction liability, construction, and project-related work. On average globally, exposures and pricing were both modestly positive, resulting in a modestly positive market impact overall.
Reinsurance Solutions organic revenue growth of 9% was driven by strong net new business generation in treaty and solid growth in facultative placements. Results in the quarter also include a modest net negative impact from the timing of certain revenue. Market impact was modestly positive on results in the quarter, both in the U.S. and internationally. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year, while the second half of the year is largely driven by facultative placements and capital markets that are more transactional in nature.

Retirement Solutions organic revenue decline of 1% was driven by a decline in the more discretionary portions of the business as a result of COVID-19, primarily in Human Capital for rewards and assessment services. Results were partially offset by solid growth in Investments, primarily in delegated investment management. Growth in the Retirement business was flat.

Health Solutions organic revenue decline of 18% was driven by a $34 million decrease primarily related to COVID-19, including a $19 million reduction primarily reflecting the annualized impact of lower employment levels and lower renewals, and a $15 million decrease from the timing of certain revenue and a decline in the more discretionary portions of the business. Results were further negatively impacted by a one-time adjustment of $16 million related to revenue that was recorded across multiple years and was identified in connection with the implementation of a new system.

Data & Analytic Services organic revenue decline of 8% was driven by a decrease in the travel and events practice globally.

SECOND QUARTER 2020 EXPENSE REVIEW

	Three Months Ended June 30,
(millions)	2020	2019	$ Change	% Change
Expenses
Compensation and benefits	$1,361	$1,501	$(140)	(9)%
Information technology	107	126	(19)	(15)
Premises	74	85	(11)	(13)
Depreciation of fixed assets	41	40	1	3
Amortization of intangible assets	58	97	(39)	(40)
Other general expense	262	344	(82)	(24)
Total operating expenses	$1,903	$2,193	$(290)	(13)%

Compensation and benefits expense decreased $140 million, or 9%, compared to the prior year period due primarily to a $78 million decrease in restructuring charges and a $38 million favorable impact from foreign currency translation. The temporary salary reductions had no benefit in the quarter, as the expense for salary repayments was accrued in the second quarter.

Information technology expense decreased $19 million, or 15%, compared to the prior year period due primarily to a temporary reduction and deferral of certain discretionary expenses and a $4 million decrease in restructuring charges.

Premises expense decreased $11 million, or 13%, compared to the prior year period due primarily to a $5 million decrease in restructuring charges and a decrease related to reduced office occupancy.

Depreciation of fixed assets increased $1 million, or 3%, compared to the prior year period.

Amortization and impairment of intangible assets decreased $39 million, or 40%, compared to the prior year period due primarily to a $35 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the quarter.

Other general expenses decreased $82 million, or 24%, compared to the prior year period due primarily to a temporary reduction and deferral of certain discretionary expenses, primarily travel and entertainment, a $38 million decrease in restructuring charges, and a $7 million favorable impact from foreign currency translation, partially offset by $18 million of transaction costs related to the pending combination with Willis Towers Watson and $5 million of costs related to the move of the jurisdiction for the firm’s parent company to Ireland.

SECOND QUARTER 2020 INCOME SUMMARY
The second quarter 2020 financial results discussed herein represent performance from continuing operations unless otherwise noted. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the second quarters of 2020 and 2019, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended June 30,
(millions)	2020	2019	% Change
Revenue	$2,497	$2,606	(4)%
Expenses	1,903	2,193	(13)
Operating income	$594	$413	44%
Operating margin	23.8%	15.8%
Operating income - as adjusted	$670	$637	5%
Operating margin - as adjusted	26.8%	24.4%

Operating income increased to $594 million compared to the prior year period. Adjusting for certain items detailed on page 10 of this press release, operating income increased $33 million, or 5%, and operating margin increased +240 basis points to 26.8%, each compared to the prior year period. Adjusted operating income and margin primarily reflect a temporary reduction and deferral of certain discretionary expenses and increased operating leverage across the portfolio, partially offset by organic revenue decline of 1% and an unfavorable impact from foreign currency translation of $4 million.

Interest income decreased $1 million compared to the prior year period. Interest expense increased $12 million to $89 million compared to the prior year period reflecting higher outstanding term debt and an increase in commercial paper borrowings. Other pension income decreased $3 million to $2 million compared to the prior year period. Other expense of $12 million primarily reflects $7 million of expense related to the prepayment of $600 million Senior Notes due September 2020 and $4 million of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

DISCONTINUED OPERATIONS
Net income from discontinued operations was $1 million compared to $0 million in the prior year period.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, July 31, 2020 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement

This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations, the uncertainty surrounding the COVID-19 outbreak, and Aon’s pending combination with Willis Towers Watson (the “Combination”). All statements, other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans and references to future successes, are forward-looking statements. Also, when Aon uses the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s withdrawal from the European Union; changes in the competitive environment or damage to Aon’s reputation; fluctuations in exchange and interest rates that could influence revenue and expenses; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in Aon’s tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., the U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effects of natural or man-made disasters, including the effects of COVID-19 and other health pandemics; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to Aon’s reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon manages certain risks created in connection with the services, including fiduciary and investments, consulting, and other advisory services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or Aon’s relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; Aon’s ability to realize the expected benefits from its restructuring plan; the possibility that the Combination will not be consummated; failure to obtain necessary shareholder or regulatory approvals or to satisfy any of the other conditions to the Combination; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of the failure to consummate the Combination; the failure to realize the expected benefits of the Combination (including anticipated revenue and growth synergies); the failure to effectively integrate the combined companies following the Combination; significant transaction and integration costs or difficulties in connection with the Combination and or unknown or inestimable liabilities; potential litigation associated with the Combination; potential impact of the announcement or consummation of the Combination on relationships, including with suppliers, customers, employees and regulators; and general economic, business and political conditions (including any epidemic, pandemic or disease outbreak, including COVID-19) that affect the combined companies following the consummation of the Combination.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for the three months ended March 31, 2020 and June 30, 2020 are not necessarily indicative of results that may be expected for the year ending December 31, 2020 or any future period, particularly in light of the continuing effect of the COVID-19 outbreak. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports. Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue growth (decline), free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth (decline) includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. The impact of foreign exchange is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth (decline) information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Jason Gertzen
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except per share data)	2020	2019	% Change	2020	2019	% Change
Revenue
Total revenue	$2,497	$2,606	(4)%	$5,716	$5,749	(1)%
Expenses
Compensation and benefits	1,361	1,501	(9)%	2,883	3,085	(7)%
Information technology	107	126	(15)%	218	243	(10)%
Premises	74	85	(13)%	147	172	(15)%
Depreciation of fixed assets	41	40	3%	82	80	3%
Amortization of intangible assets	58	97	(40)%	155	194	(20)%
Other general expense	262	344	(24)%	604	690	(12)%
Total operating expenses	1,903	2,193	(13)%	4,089	4,464	(8)%
Operating income	594	413	44%	1,627	1,285	27%
Interest income	—	1	(100)%	2	3	(33)%
Interest expense	(89)	(77)	16%	(172)	(149)	15%
Other income (expense)	(10)	6	(267)%	19	6	217%
Income from continuing operations before income taxes	495	343	44%	1,476	1,145	29%
Income tax expense (1)	85	56	52%	274	182	51%
Net income from continuing operations	410	287	43%	1,202	963	25%
Net income from discontinued operations	1	—	100%	—	—	—
Net income	411	287	43%	1,202	963	25%
Less: Net income attributable to noncontrolling interests	13	10	30%	32	27	19%
Net income attributable to Aon shareholders	$398	$277	44%	$1,170	$936	25%

Basic net income per share attributable to Aon shareholders
Continuing operations	$1.71	$1.15	49%	$5.02	$3.88	29%
Discontinued operations	—	—	—	—	—	—
Net income	$1.71	$1.15	49%	$5.02	$3.88	29%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$1.70	$1.14	49%	$5.00	$3.85	30%
Discontinued operations	—	—	—	—	—	—
Net income	$1.70	$1.14	49%	$5.00	$3.85	30%
Weighted average ordinary shares outstanding - basic	232.7	240.6	(3)%	233.0	241.4	(3)%
Weighted average ordinary shares outstanding - diluted	233.6	242.8	(4)%	234.1	243.2	(4)%
(1)The effective tax rate was 17.2% and 16.3% for the three months ended June 30, 2020 and 2019, respectively, and 18.6% and 15.9% for the six months ended June 30, 2020 and 2019, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Decline) and Free Cash Flow (Unaudited)
Organic Revenue Growth (Decline) From Continuing Operations (Unaudited)

	Three Months Ended June 30,
(millions)	2020	2019	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline) (3)
Revenue
Commercial Risk Solutions	$1,126	$1,167	(4)%	(2)%	(1)%	(2)%	1%
Reinsurance Solutions	448	420	7	—	(1)	(1)	9
Retirement Solutions	393	419	(6)	(2)	—	(3)	(1)
Health Solutions	258	317	(19)	(4)	—	3	(18)
Data & Analytic Services	274	286	(4)	(2)	—	6	(8)
Elimination	(2)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,497	$2,606	(4)%	(2)%	(1)%	—%	(1)%

	Six Months Ended June 30,
(millions)	2020	2019	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline)(3)
Revenue
Commercial Risk Solutions	$2,272	$2,285	(1)%	(2)%	—%	(2)%	3%
Reinsurance Solutions	1,296	1,208	7	—	(1)	(1)	9
Retirement Solutions	790	839	(6)	(1)	—	(4)	(1)
Health Solutions	760	803	(5)	(3)	—	2	(4)
Data & Analytic Services	605	622	(3)	(2)	—	2	(3)
Elimination	(7)	(8)	N/A	N/A	N/A	N/A	N/A
Total revenue	$5,716	$5,749	(1)%	(2)%	—%	(1)%	2%
(1)Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.
(2)Fiduciary investment income for the three months ended June 30, 2020 and 2019 was $5 million and $18 million, respectively. Fiduciary investment income for the six months ended June 30, 2020 and 2019 was $20 million and $37 million, respectively.
(3)Organic revenue growth (decline) includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows from Operations (Unaudited)

	Six Months Ended June 30,
(millions)	2020	2019	% Change
Cash Provided by Operating Activities	$1,219	$361	238%
Capital Expenditures Used for Operations	(89)	(106)	(16)%
Free Cash Flows Provided by Operations (1)	$1,130	$255	343%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except percentages)	2020	2019	% Change	2020	2019	% Change
Revenue from continuing operations	$2,497	$2,606	(4)%	$5,716	$5,749	(1)%

Operating income from continuing operations	$594	$413	44%	$1,627	$1,285	27%
Amortization and impairment of intangible assets	58	97		155	194
Restructuring	—	127		—	218
Transaction costs(2)	18	—		36	—
Operating income from continuing operations - as adjusted	$670	$637	5%	$1,818	$1,697	7%
Operating margin from continuing operations	23.8%	15.8%		28.5%	22.4%
Operating margin from continuing operations - as adjusted	26.8%	24.4%		31.8%	29.5%

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except percentages)	2020	2019	% Change	2020	2019	% Change
Operating income from continuing operations - as adjusted	$670	$637	5%	$1,818	$1,697	7%
Interest income	—	1	(100)%	2	3	(33)%
Interest expense	(89)	(77)	16%	(172)	(149)	15%
Other income (expense):
Other income (expense) - pensions - as adjusted	2	5	(60)%	6	9	(33)%
Other income (expense) - other	(12)	1	(1,300)%	13	(3)	533%
Total Other income (expense) - as adjusted	(10)	6	(267)%	19	6	217%
Income before income taxes from continuing operations - as adjusted	571	567	1%	1,667	1,557	7%
Income tax expense (3)	100	102	(2)%	312	269	16%
Net income from continuing operations - as adjusted	471	465	1%	1,355	1,288	5%
Less: Net income attributable to noncontrolling interests	13	10	30%	32	27	19%
Net income attributable to Aon shareholders from continuing operations - as adjusted	458	455	1%	1,323	1,261	5%
Net income (loss) from discontinued operations	1	—	100%	—	—	—%
Net income attributable to Aon shareholders - as adjusted	$459	$455	1%	$1,323	$1,261	5%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$1.96	$1.87	5%	$5.65	$5.19	9%
Discontinued operations	—	—	—%	—	—	—%
Net income attributable to Aon shareholders - as adjusted	$1.96	$1.87	5%	$5.65	$5.19	9%
Weighted average ordinary shares outstanding - diluted	233.6	242.8	(4)%	234.1	243.2	(4)%
Effective Tax Rates (3)
Continuing Operations - U.S. GAAP	17.2%	16.3%		18.6%	15.9%
Continuing Operations - Non-GAAP	17.5%	18.0%		18.7%	17.3%
Discontinued Operations - U.S. GAAP	25.9%	58.5%		33.5%	58.5%
Discontinued Operations - Non-GAAP	25.9%	58.5%		33.5%	58.5%
(1)Certain noteworthy items impacting operating income in the three and six months ended June 30, 2020 and 2019 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)As part of the proposed combination with Willis Towers Watson, certain transaction costs will be incurred by the Company prior to the closing date, which is expected to be in the first half of 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees required to complete the combination.
(3)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, accelerated tradename amortization, impairment charges and certain transaction costs, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of payment of certain legacy litigation and enactment date impacts of the Tax Cuts and Jobs Act of 2017.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$757	$790
Short-term investments	654	138
Receivables, net	3,314	3,112
Fiduciary assets (1)	13,794	11,834
Other current assets	471	602
Total current assets	18,990	16,476
Goodwill	8,356	8,165
Intangible assets, net	699	783
Fixed assets, net	615	621
Operating lease right-of-use assets	941	929
Deferred tax assets	654	645
Prepaid pension	1,192	1,216
Other non-current assets	548	570
Total assets	$31,995	$29,405

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,488	$1,939
Short-term debt and current portion of long-term debt	782	712
Fiduciary liabilities	13,794	11,834
Other current liabilities	1,319	1,086
Total current liabilities	17,383	15,571
Long-term debt	7,229	6,627
Non-current operating lease liabilities	947	944
Deferred tax liabilities	200	199
Pension, other postretirement, and postemployment liabilities	1,641	1,738
Other non-current liabilities	900	877
Total liabilities	28,300	25,956

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,144	6,152
Retained earnings	1,751	1,254
Accumulated other comprehensive loss	(4,296)	(4,033)
Total Aon shareholders' equity	3,601	3,375
Noncontrolling interests	94	74
Total equity	3,695	3,449
Total liabilities and equity	$31,995	$29,405
(1)Includes cash and short-term investments of $5,664 million and $5,154 million for the periods ended June 30, 2020 and December 31, 2019, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(millions)	2020	2019
Cash flows from operating activities
Net income	$1,202	$963
Less: Net income (loss) from discontinued operations	—	—
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) loss from sales of businesses, net	(25)	(7)
Depreciation of fixed assets	82	80
Amortization and impairment of intangible assets	155	194
Share-based compensation expense	140	180
Deferred income taxes	(15)	(25)
Change in assets and liabilities:
Fiduciary receivables	(1,640)	(926)
Short-term investments — funds held on behalf of clients	(622)	(961)
Fiduciary liabilities	2,262	1,887
Receivables, net	(262)	(477)
Accounts payable and accrued liabilities	(323)	(579)
Restructuring reserves	(82)	(18)
Current income taxes	186	10
Pension, other postretirement and postemployment liabilities	(62)	(92)
Other assets and liabilities	223	132
Cash provided by operating activities	1,219	361
Cash flows from investing activities
Proceeds from investments	17	14
Payments for investments	(60)	(60)
Net sales (purchases) of short-term investments — non-fiduciary	(522)	(62)
Acquisition of businesses, net of cash acquired	(368)	(15)
Sale of businesses, net of cash sold	30	7
Capital expenditures	(89)	(106)
Cash used for investing activities	(992)	(222)
Cash flows from financing activities
Share repurchase	(463)	(1,155)
Issuance of shares for employee benefit plans	(157)	(144)
Issuance of debt	4,153	3,559
Repayment of debt	(3,547)	(2,228)
Cash dividends to shareholders	(204)	(203)
Noncontrolling interests and other financing activities	14	(61)
Cash used for financing activities	(204)	(232)
Effect of exchange rates on cash and cash equivalents	(56)	18
Net decrease in cash and cash equivalents	(33)	(75)
Cash and cash equivalents at beginning of period	790	656
Cash and cash equivalents at end of period	$757	$581